Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.

APPOINTS THOMAS E. WHIDDON AS A NEW INDEPENDENT DIRECTOR

CHESAPEAKE, Va. – December 12, 2003 – Macon F. Brock, Jr., Chairman of the Board of Dollar Tree Stores, Inc. (NASDAQ: DLTR), announced that Thomas E. Whiddon has been appointed to its Board of Directors. He also has been appointed to the Audit Committee of the Board of Directors.

Mr. Whiddon, age 51, served as Executive Vice President of Logistics and Technology for home-improvement retailer Lowe’s Companies, Inc., until his retirement in March 2003. Prior to being named to this position, he served as Lowe’s Executive Vice President, Chief Financial Officer, and previously held various senior level financial, treasury and tax positions during his 29-year career with firms such as Zale Corporation, Inc, Eckerd Corporation and KPMG LLP. Mr. Whiddon’s appointment brings the size of Dollar Tree’s Board to nine.

“The Board is excited to welcome a person of Tom’s character and professionalism,” Brock commented. “He brings a tremendous combination of skills and experience spanning areas key to our business. He will bring a fresh perspective to Dollar Tree’s logistics and technology focus. He also adds pertinent and extensive financial expertise, having served as a Chief Financial Officer and Treasurer of highly successful public retail companies, and from his years in public accounting.”

Dollar Tree Stores, Inc. is the nation’s leading $1.00 discount variety store chain, offering a vast array of products including housewares, seasonal goods, food, toys, party goods, personal accessories, books, candles and more. The company operates 2,511 stores in 47 states as of November 1, 2003, as well as 8 distribution centers.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757-321-5000
www.DollarTree.com